Exhibit 10.2

VIASYSTEMS GROUP, INC.

LEVERAGED PERFORMANCE SHARES AGREEMENT

THIS LEVERAGED PERFORMANCE SHARES AGREEMENT (this “Agreement”), dated as of February 5, 2013 (the “Date of Grant”), is entered into by and between Viasystems Group, Inc., a Delaware corporation (the “Company”), and                     (“Grantee”). Any capitalized term that is used, but not defined, in this Agreement shall have the meaning assigned to such term in the Viasystems 2010 Equity Incentive Plan (as amended from time to time, the “Plan”).

1. Award of Leveraged Performance Shares. Pursuant to the Plan, the Company, by delegated authority of the Committee, has granted to Grantee                      performance-based Leveraged Performance Shares (the “Leveraged Shares”), effective as of the Date of Grant.

2. Issuance of Common Shares. The Leveraged Performance Shares shall result in the issuance of Shares of the Company’s Common Stock (“Common Shares”) after the Leveraged Performance Shares have vested and become eligible for the issuance of Common Shares in accordance with Section 3 and Exhibit A hereof. Such Common Shares shall be issued as soon as administratively practicable following the Final Vesting Date (as defined below).

3. Vesting of Leveraged Performance Shares.

(a) Subject to the provisions 3(b) and (c) below, all of the Leveraged Performance Shares shall vest on February 4, 2016 (the “Final Vesting Date”), in accordance with terms and pursuant to the calculations detailed on the attached Exhibit A, provided that (i) in the case of a Change of Control of the Company (as defined in the Plan) prior to February 4, 2016, the Final Vesting Date shall be the date of the Change of Control. The Leveraged Shares cannot be exercised or converted into Common Shares prior to the Final Vesting Date. In addition, on each of the first three anniversary dates of the Date of Grant, one third of the Leveraged Shares shall become the property of the Grantee and such Leveraged Shares shall remain the property of the Grantee to be converted into Common Shares in accordance with the terms in the attached Exhibit A on the Final Vesting Date, unless the employee’s employment is terminated for “Cause” as defined in Section 3(d) hereof prior to the Final Vesting Date.

(b) If Grantee’s employment is terminated for a reason other than Cause prior to the Final Vesting Date, then after the Final Vesting Date, the recipient shall receive a pro-rata amount of Common Shares equal to the product of (i) the amount of Common Shares the employee would have received if the employee were still an employee of the Company and (ii) the pro-rata amount of Leveraged Shares that became the property of Grantee prior to the termination of Grantee’s employment. For example, if Grantee serves as an employee from February 5, 2013 and his/her employment terminated (other than for “Cause”) on September 28, 2015, he/she would have been employed through two full vesting periods and therefore would own 66% of the Leveraged Shares at the termination of employment. In this example, the recipient would be eligible to receive 66% of the original amount of Common Shares that would have been awarded had the employee been employed on the Final Vesting Date (February 4, 2016) in accordance with the terms of the attached Exhibit A.

(c) Upon the termination of Grantee’s employment with the Company for Cause (as defined in the Plan) prior to the Final Vesting Date, the Leveraged Shares shall be forfeited, and the Company shall have no obligation to make any distribution to Grantee in respect thereof.

(d) For the purpose of this Agreement, “Cause” shall be deemed to be fraud, dishonesty, or unauthorized use of any Employer’s trade secrets or confidential information.

4. Dividend Equivalents. In the event that, by reason of any merger, consolidation, combination, liquidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or other like change in capital structure of Group (each, a “Reorganization”), the Common Shares are substituted, combined, or changed into any cash, property, or other securities, or the Commons Shares are changed into a greater or lesser number of shares of Common shares, the number and/or kind of shares and/or interests subject this Leveraged Share Agreement or value thereof shall be appropriately adjusted by the Committee to give appropriate effect to such Reorganization. Any fractional Common Shares or interest resulting from such adjustment shall be eliminated.

All of the provisions of this paragraph to the contrary notwithstanding, the Company shall have the right to grant additional Common Shares or Common Share derivative instruments, stock appreciation right agreements or additional stock options to others even though the result of such additional awards may dilute either the percentage of ownership of the Grantee or the value per share of any of the Leveraged Shares or Common Shares herein granted and, in any such event, Grantee’s rights hereunder shall not be increased in any way.

5. Withholding Taxes. If the Company is required to withhold federal, state, local, employment, or foreign taxes in connection with Grantee’s right to receive Common Shares under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of any Common Shares or any other benefit provided for under this Agreement that Grantee make arrangements satisfactory to the Company for payment of the balance of the taxes.

6. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any of the Common Shares covered by this Agreement if the issuance thereof would result in violation of any such law.

7. Right to Terminate Employment. No provision of this Agreement will limit in any way whatsoever any right that the Company may otherwise have to terminate the employment of Grantee at any time

8. Relation to Other Benefits. Any economic or other benefit to Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company.

9. Transferability. Except as otherwise set forth in the Plan, the Leveraged Shares are non-transferable and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by law or otherwise) any Leveraged Shares shall be null and void.

11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

12. These Terms and Conditions Subject to Plan. The Leveraged Shares covered by this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan.

13. Amendments. This Agreement can be amended at any time by the Committee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Except for amendments necessary to bring this Agreement into compliance with current law, no amendment to this Agreement shall materially and adversely affect the rights of Grantee without Grantee’s written consent.

14. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15. Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of Missouri.

16. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and delivered by a duly authorized officer, and Grantee has duly executed and delivered this Agreement, as of the date first written above.

VIASYSTEMS GROUP, INC.

By:
Name:
Title:

GRANTEE

Name:

EXHIBIT A

PERFORMANCE MEASURES

On the Final Vesting Date, the recipient shall be granted the number of Common Shares in accordance with the measurement criteria set forth as follows:

(i)	If the Average Share Price is below $5.00, then the recipient shall receive zero (0) Common Shares.

(ii)	If the Average Share Price is between $5.00 and $14.68, then the recipient shall receive .638 Common Shares for every Leveraged Share granted.

(iii)	If the Average Share Price is between $14.68 and $36.25, then the amount of Common Shares awarded shall equal the amount of Common Shares listed opposite the stock price reference point on the attached Schedule A plus an amount of Common Shares equal to a straight line interpolation between the two stock price reference points on the attached Schedule A.

(iv)	If the Average Share Price is at or above $36.25, then the recipient shall receive 1.656 shares of Common Shares for each Leveraged Share awarded.

(v)	There should be no partial Common Shares awarded to Grantee.

Calculation of the “Average Share Price” shall be the average of the closing sales price for a Common Share at the end of each of the four (4) calendar quarters of 2015 as reported on the NASDAQ (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source selected in good faith by the Company).

By way of example, if the Average Share Price is $22.50, then the recipient shall receive the amount of Common Shares opposite the stock price reference point of $22.00 in the attached Schedule A plus the award of Common Shares equal to the product of (i) 50% and (ii) the difference between (a) the amount of Common Shares to be awarded opposite the stock price reference point of $23.00 on the attached Schedule A and (b) the amount of Common Shares to be awarded opposite the stock price reference point of $22.00 on the attached Schedule A.

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